Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Regulation A Offering Statement on Form 1-A of Energea Portfolio 4 USA LLC of our report dated April 29, 2025 relating to the financial statements as of and for the year ended December 31, 2024.

Certified Public Accountants Hartford, Connecticut
April 29, 2025